Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 21, 2022, relating to the financial statements of Polestar Automotive Holding UK PLC (formerly known as Polestar Automotive Holding UK Limited), appearing in the Report on Form 20-F of Polestar Automotive Holding UK PLC dated June 29, 2022.

/s/ Deloitte AB

Gothenburg, Sweden

August 29, 2022